Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form S-4 of our reports dated February 28, 2024, relating to the consolidated financial statements as of December 31, 2023 and 2022 and for the years then ended and for the period from November 3, 2021 (inception) through December 31, 2021 (which includes an explanatory paragraph relating to Screaming Eagle Acquisition Corp.’s ability to continue as a going concern) and the effectiveness of internal control over financial reporting of Screaming Eagle Acquisition Corp. as of December 31, 2023. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 15, 2024